UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 12, 2008
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
On March 5, 2008, the Company and Steel Partners entered into a second amended and restated shareholder agreement (the “Shareholder Agreement”) with respect to the election of Directors for the 2008 Annual Meeting and certain other related matters. Pursuant to the terms of the Shareholder Agreement, the Board increased the size of the Board and appointed James R. Henderson, Warren G. Lichtenstein, and Martin Turchin as Directors, effective March 5, 2008. In addition, on March 5, 2008, (i) Terry L. Hall resigned as Chief Executive Officer and President of the Company, and as a member of the Board, and (ii) J. Scott Neish was appointed interim CEO and President. The Shareholder Agreement was filed as Exhibit 10.1 to GenCorp Inc.’s Current Report on Form 8-K filed on March 10, 2008 (File No. 1-1520), and the summary above is qualified in its entirety by the terms of the Shareholder Agreement.
As a result of the change in the members of the Company’s Board of Directors pursuant to the terms of the Shareholder Agreement, in accordance with the terms of the Company’s Benefits Restoration Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies (the “BRP”) and the executive severance agreements by and between the Company and its executive officers, on March 12, 2008, the Company was required to fund into a grantor trust, from cash on hand, an amount equal to $34.8 million, which amount represents the liabilities associated with the BRP and the amounts that would be payable to certain officers of the Company who are party to the executive severance agreements as a result of qualifying terminations of employment after a change of control (as defined in the BRP and the executive severance agreements) of the Company.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Mark A. Whitney

	Name:	Mark A. Whitney
	Title:	Senior Vice President, General Counsel and Secretary

Dated: March 17, 2008